Exhibit 99.1

For Immediate Release

PFENEX INC. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

SAN DIEGO July 23, 2014 — Pfenex Inc. (NYSE MKT: PFNX) today announced the pricing of its initial public offering of 8,333,333 shares of its common stock at a price to the public of $6.00 per share. In addition, Pfenex has granted the underwriters a 30-day option to purchase up to 1,250,000 additional shares of common stock at the initial public offering price. The shares are expected to begin trading on the NYSE MKT on July 24, 2014, under the symbol “PFNX”.

William Blair & Company, L.L.C. and JMP Securities LLC are acting as joint book-running managers for the offering and Mizuho Securities USA Inc. is acting as a co-manager.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering is being made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, or by calling (800) 621-0687 or by emailing a request to prospectus@williamblair.com; or from JMP Securities LLC, Attention: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, or by calling (415) 835-8985.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of high-value and difficult to manufacture proteins including biosimilar therapeutics. The company’s lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology™ platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, generics and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com

Investor Contact:

Westwicke Partners, LLC

Robert H. Uhl

Managing Director

(858) 356-5932

robert.uhl@westwicke.com